Exhibit 99.1

Inseego Appoints Christopher Harland to Board of Directors
SAN DIEGO - (Oct. 2, 2019) - (BUSINESS WIRE) - Inseego Corp. (Nasdaq: INSG), a pioneer in mobile and intelligent IoT device-to-cloud solutions, today announced that Christopher Harland has been appointed to its Board of Directors and Audit Committee, effective September 30. In conjunction with this appointment, Robert Pons is stepping down from the board.
“On behalf of Inseego and the Board of Directors, I’m delighted to welcome Chris Harland as a new independent director to Inseego’s board,” said Dan Mondor, chairman and CEO of Inseego. “He joins us at an exciting time as we continue to drive our 5G and IoT device-to-cloud strategy forward and build deeper relationships with global service providers and enterprise customers. With decades of experience and global telecom industry relationships, Chris is the perfect complement to our board. He will provide fresh insights for our technology and business priorities as we continue to transform Inseego. We look forward to benefiting from his valuable perspectives as we continue to execute our strategy and enhance value for Inseego shareholders.
“I would also like to thank Bob Pons for his tireless efforts for Inseego over the past several years,” said Mr. Mondor. “Bob joined the board in 2014 and has contributed significantly to the company’s progress during his tenure. I’m also very pleased that Bob will continue to support the company in a consulting capacity.”
“It’s an exciting time to join Inseego’s board. The company has established itself as a clear leader in the global 5G market,” said Mr. Harland. “I look forward to working alongside my fellow board members and company management to bring this truly innovative technology to carriers and enterprises globally.”
Christopher Harland is a Partner in the Strategic Advisory Group at PJT Partners, based in New York, NY. Prior to joining PJT Partners, Mr. Harland spent 32 years at Morgan Stanley. From 2008 to March 2015, Mr. Harland served as Chairman and Regional Head of Morgan Stanley Latin America and was also a member of the Management Committee and International Operating Committee. Under his leadership, Morgan Stanley significantly expanded the scope of its operations in Brazil and Mexico and opened new offices in Peru, Colombia and Chile. Before assuming responsibility for Latin America, Mr. Harland was Global Head of the Media and Communications Investment Banking Group from 1996 to 2007. In this capacity he advised many leading media and communications companies on a variety of acquisitions, divestitures and corporate financings. He is a trustee of the New York Studio School, a director of Round Hill Developments and a member of the Council on Foreign Relations.
Mr. Harland graduated magna cum laude from Harvard College, attended Oxford University and received an MBA from Harvard Business School where he was a George F. Baker Scholar.
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About Inseego Corp.
Inseego Corp. (Nasdaq: INSG) is an industry pioneer in 5G and intelligent IoT device-to-cloud solutions that enable high-performance mobile applications for large enterprise verticals, service providers and small-medium businesses around the globe. Our product portfolio consists of Enterprise SaaS solutions and IoT & Mobile solutions, which together form the backbone of compelling, intelligent, reliable and secure IoT services with deep business intelligence. Inseego powers mission-critical applications with a “zero unscheduled downtime” mandate, such as asset tracking, fleet management, industrial IoT, SD-WAN failover management and mobile broadband services. Our solutions are powered by our key innovations in purpose-built SaaS cloud platforms, IoT and mobile technologies including the newly emerging 5G technology. www.inseego.com #Making5Greal

Media Contact:
Inseego
Anette Gaven
Tel: +1 (619) 993-3058
Email: Anette.Gaven@inseego.com